Exhibit 99.1

Hercules Announces Second Quarter 2014 Financial Results and Quarterly Dividend of $0.31 per Share

  Q2 2014 net investment income, or “NII,” of approximately $18.6 million, or $0.30 per share, up 5.7% from Q2 2013
  Q2 2014 distributable net operating income, or “DNOI,” of $21.0 million, or $0.34 per share, up 9.4% from Q2 2013
  Q2 2014 total new loan commitments of ~$238.6 million
  Unfunded loan commitments of ~$229.3 million as of June 30, 2014
  Recorded net realized gains of $2.5 million in Q2 2014
  One completed portfolio company liquidity event during Q2 2014
  Strong liquidity position with approximately $221.0 million available as of June 30, 2014
  Kroll Bond Rating Agency reaffirms HTGC’s rating of BBB+ with a stable outlook

PALO ALTO, Calif.--(BUSINESS WIRE)--August 7, 2014--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development, announced today its financial results for the second quarter ended June 30, 2014.

The Company also announced that its Board of Directors has declared a second quarter cash dividend of $0.31 per share, that will be payable on August 25, 2014, to shareholders of record as of August 18, 2014.

“Hercules once again achieved outstanding performance this quarter,” said Manuel A. Henriquez, co-founder, chairman, and chief executive officer of Hercules Technology Growth Capital. “We continue our focus on long-term earnings and dividend growth, as well as continued enhancement to our balance sheet and liquidity to ensure our ability to grow our investment portfolio and our company over the next several quarters. With new loan origination commitments of ~$238.6 million during the quarter and unfunded loan commitments of ~$229.3 million as of June 30, 2014, we believe we are well positioned for portfolio and earnings growth as we enter the second half of the year, as a portion of these commitments may eventually convert to interest earning investment assets over the next few quarters.”

“During the quarter, we expanded our investment teams, hired additional operations and credit professionals, and broadened our access to the debt capital markets while also reducing our cost of financing to better position ourself for continued growth. In addition, during the quarter, we expanded and launched our new financing solutions to better serve the needs of our companies, by offering asset based lending or “ABL”, and equipment-based financing solutions, among others,” added Henriquez.

Second Quarter 2014 Highlights:

  Increased net investment income, or “NII”, during the quarter by 5.7% to approximately $18.6 million, as compared to $17.6 million in the second quarter of 2013. NII per share increased 3.4% to $0.30 on approximately 61.1 million basic weighted average shares outstanding for the second quarter of 2014, as compared to NII of $0.29 per share for the second quarter of 2013 based on approximately 60.3 million basic weighted average shares outstanding for the second quarter of 2013.
  Increased distributable net operating income, or “DNOI”, by 9.4% to approximately $21.0 million compared to $19.2 million in the second quarter of 2013. DNOI per share increased 6.3% to $0.34 per share for the second quarter of 2014, as compared to DNOI of $0.32 per share.
  Received approximately $68.1 million in principal repayments, including approximately $38.7 million of early principal repayments and approximately $29.4 million in scheduled principal payments.
  Announced quarterly dividend of $0.31 per share, payable on August 25, 2014 to shareholders of record as of August 18, 2014; the thirty-sixth consecutive dividend since inception bringing total dividends declared since inception to $9.68 per share.

Second Quarter Review and Operating Results

Investment Portfolio

As of June 30, 2014, 100% of the Company’s debt investments portfolio were in a senior secured first lien position, and approximately 98.1% of the debt investment portfolio was priced at floating interest rates with a Prime- or LIBOR-based interest rate floor, which we believe positions us well to benefit when market rates may rise in the near future.

Hercules entered into commitments to provide debt financings of approximately $238.6 million to new and existing portfolio companies during the second quarter, and funded approximately $173.0 million of debt and equity investments, to new and existing portfolio companies during the second quarter.

Net investment portfolio growth during the second quarter was approximately $107.9 million, on a cost basis, driven by our strong originations and funding activities of new investments totaling approximately $172.5 million in net new debt and equity investments and approximately $4.0 million in net fee accretion during the second quarter, offset by approximately $68.1 million of principal repayments and approximately $0.5 million of fee acceleration and proceeds due to the sale of investments. In addition, Hercules recorded approximately $7.3 million of net unrealized depreciation from its loans, warrants and equity investments during the second quarter.

The Company’s total investment portfolio valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 3/31/14	$815.0	40.8	$31.9	$887.7
Net activity during Q2 2014*	103.6	0.6	3.7	107.9
Balances at Cost at 6/30/14	$918.6	$41.4	$35.6	$995.6
Q/Q change in cost	12.7%	1.5%	11.6%	12.2%

	Loans	Equity	Warrants	Total
Balances at Value at 3/31/14	$798.4	$68.7	$23.6	$890.7
Net activity during Q2 2014*	103.6	0.6	3.7	107.9
Net unrealized appreciation	(4.0)	1.0	(4.3)	(7.3)
Balances at Value at 6/30/14	$898.0	$70.3	$23.0	$991.3
Q/Q change in value	12.5%	2.3%	-2.5%	11.3%

*Net activity includes fee and original issue discount (OID) collections and amortization during the quarter

Unfunded Commitments

As of June 30, 2014, Hercules had unfunded debt commitments of approximately $229.3 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $134.0 million of these unfunded commitments are contingent upon the portfolio company reaching certain milestones before Hercules debt commitment would become available which is expected to affect Hercules’ funding levels. Hercules intends to continue to institute more funding or performance-based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the second quarter of 2014 with approximately $169.0 million in signed non-binding term sheets with nine (9) new and existing companies, positioning Hercules for a solid start for Q3 2014. Signed non-binding term sheets are subject to completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Portfolio Effective Yield

The effective yield on the Company’s debt investments portfolio during the second quarter was 16.9%, down approximately 1.0% from the effective yield in the first quarter of 2014 of 17.9%. The decrease is primarily due to the effect of fee accelerations that occurred from a higher volume of loan early payoffs and loan restructures in the first quarter of 2014, as compared the second quarter of 2014. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Equity and Warrant Portfolio and Potential Future Gains

Hercules increased its warrant positions to 117 portfolio companies, up from 107 as of March 31, 2014, with a fair value of approximately $23.0 million and a cost basis of $35.6 million.

Hercules held equity positions in 38 portfolio companies with a fair value of approximately $70.3 million and a cost basis of $41.4 million as of June 30, 2014, with the majority of the increase in fair value representing our recent exercise of our warrants into equity in Box, Inc.

As of June 30, 2014, Hercules had held warrant and equity positions in five (5) portfolio companies that had filed registration statements in anticipation of a potential IPO:

  Box, Inc.
  Dance Biopharm, Inc.
  Good Technology
  Zosano Pharma, Inc.
  One company filed a Form S-1 Registration Statement confidentially under the JOBS Act

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the second quarter of 2014 was approximately $34.0 million, a decrease of 1.4%, compared to approximately $34.5 million in the second quarter of 2013. The decrease in total investment income is attributed to the lower weighted average loans outstanding and is partially offset by increased loan fee acceleration due to loan early payoffs and loan restructures in the second quarter of 2014 versus the second quarter of 2013.

Interest expense and loan fees were approximately $7.6 million during the second quarter of 2014 as compared to $8.8 million in the second quarter of 2013. The decrease is primarily attributed to $34.8 million of payoffs of SBA debentures and $63.7 million of amortization of the Asset-Backed Notes since June 30, 2013.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.3% in the second quarter of 2014 versus 6.0% during the second quarter of 2013 primarily attributed to the acceleration of fee amortization triggered by $17.2 million of amortization of the Asset-Backed Notes which occurred during the second quarter of 2014.

Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2014 was $7.8 million as compared to $8.2 million for the second quarter of 2013.

Realized Gains/(Losses)

Hercules recognized net realized gains of $2.5 million primarily from the sale of equity investments in five portfolio companies.

Unrealized Gains/(Losses)

During the second quarter of 2014, the Company recorded approximately $7.3 million of net unrealized depreciation from its loans, warrant and equity investments. Of the $7.3 million of unrealized depreciation, $6.1 million of depreciation was primarily attributable to net collateral based impairments on debt, equity and warrant investments in seven portfolio companies, $0.4 million of depreciation was due to market or yield adjustments in fair value determinations, and approximately $0.8 million of depreciation was related to reversals of prior appreciation due to loan payoffs and sales of warrant and equity investments.

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended June 30, 2014
(in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(3.3)	$(1.1)	$(2.3)	$(6.7)
Reversals of Prior Period Collateral based impairments	-	0.6	-	0.6
Net Collateral based impairments	(3.3)	(0.5)	(2.3)	(6.1)

Reversals due to Debt Payoffs & Warrant/Equity sales	0.1	(1.0)	0.1	(0.8)

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	1.4	(0.4)	1.0
Level 3 Assets	(0.8)	1.1	(1.7)	(1.4)
Total Fair Value Market/Yield Adjustments	(0.8)	2.5	(2.1)	(0.4)

Total Unrealized Appreciation/(Depreciation)	$(4.0)	$1.0	$(4.3)	$(7.3)

Continued Credit Discipline and Performance

Cumulative net realized losses on investments, since first origination commencing on October 2004, through June 30, 2014 totaled approximately $24.8 million, on a GAAP basis. When compared to total commitments of approximately $4.4 billion over the same period, the net realized loss since inception represents approximately 56 basis points “bps” or 0.56% of total commitments or an annualized loss rate of approximately 6 bps.

NII – Net Investment Income

NII for the second quarter of 2014 was approximately $18.6 million, compared to $17.6 million in the second quarter of 2013, representing an increase of approximately 5.7%. NII per share increased 3.4% for the second quarter of 2014 to $0.30 based on 61.1 million basic weighted average shares outstanding, compared to $0.29 based on 60.3 million basic weighted average shares outstanding in the second quarter 2013, despite an approximately 1.0% increase in the basic weighted average shares outstanding.

DNOI - Distributable Net Operating Income

DNOI for the second quarter was approximately $21.0 million or $0.34 per share, as compared to $19.2 million or $0.32 per share in the second quarter of 2013. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a second quarter cash dividend of $0.31 per share that will be payable on August 25, 2014 to shareholders of record as of August 18, 2014. This dividend would represent the Company’s thirty-sixth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $9.68 per share. The following shows the key dates of our second quarter 2014 dividend payment:

Record Date	August 18th, 2014
Payment Date	August 25th, 2014

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year.

In addition, at the end of the year, our Board of Directors may chose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

Future Ability to Cover Dividends

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of June 30, 2014, approximately 100.0% would be from ordinary income and spillover earnings from 2013. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2014 distributions to shareholders will actually be. As a result of the Company’s strong 2013 performance, it will distribute approximately $3.8 million, or approximately $0.06 per share, of spillover earnings to its shareholders in 2014.

Liquidity and Capital Resources

The Company ended the second quarter with approximately $221.0 million in available liquidity, including $116.0 million in cash and $105.0 million in credit facility availability. As of June 30, 2014, 100% of the Company’s debt outstanding was in fixed rate debt instruments, positioning Hercules well for any increase in short term rates, should they occur.

In June 2014, Hercules utilized the “At-The-Market” (“ATM”) equity distribution agreement that was initiated in August 2013 with JMP Securities LLC. During the quarter, Hercules sold 650,000 shares of common stock for total accumulated net proceeds of approximately $9.5 million, all accretive to net asset value. As of June 30, 2014, approximately 7.35 million shares remained available for issuance and sale under the equity distribution agreement.

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at June 30, 2014 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%. As of June 30, 2014, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has a committed credit facility with Union Bank with access to $30.0 million. Pricing at June 30, 2014 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%. As of June 30, 2014, Hercules did not have any outstanding borrowings under the Union Bank credit facility. The Union Bank Facility will expire as of August 15, 2014. The Company continues to explore potential financing arrangements with Union Bank that may be implemented following the expiration of the Union Bank Facility.

As of June 30, 2014, Hercules had approximately $73.1 million in 6.00% Convertible Senior Notes which mature in April 2016. The carrying value of these Notes is comprised of $75 million in aggregate principal amount outstanding less approximately $1.9 million in unaccreted discount initially recorded upon issuance of the Convertible Senior Notes. These Notes became convertible on July 1, 2014 and continue to be convertible through September 30, 2014. Upon conversion of the Convertible Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is approximately $11.49 per share of common stock, in each case subject to adjustment in certain circumstances.

As of June 30, 2014, Hercules had approximately $46.5 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017. $17.2 million of the Asset-Backed Notes were repaid during the second quarter of 2014.

As of June 30, 2014, Hercules had approximately $170.4 million in 7.00% Senior Unsecured Notes (the “2019 Notes”). These notes were comprised of approximately $84.5 million of notes maturing in April 2019 and approximately $85.9 million of notes maturing September 2019.

At June 30, 2014, Hercules had approximately $190.2 million in outstanding debentures under the SBIC program.

Hercules’ debt to equity ratio at June 30, 2014 was approximately 72.9%. However, if the outstanding cash at June 30, 2014 of approximately $116.0 million was deducted from total debt of approximately $480.2 million and divided by total equity of approximately $658.9 million, then the net leverage ratio would be approximately 55.3%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of approximately $368.9 million, bringing the maximum potential leverage to $849.1 million, or approximately 128.9%, as of June 30, 2014, if it had access to such additional leverage.

As of June 30, 2014, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 327.1%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of June 30, 2014, the Company’s net assets were approximately $658.9 million, an increase of 6.0% as compared to $621.8 million as of June 30, 2013. Net assets were $653.3 as of March 31, 2014.

As of June 30, 2014, net asset value per share was $10.42 on 63.3 million outstanding shares representing an increase of 3.3%, compared to $10.09 on 61.6 million outstanding shares as of June 30, 2013. Net asset value per share was $10.58 on 61.8 million outstanding shares as of March 31, 2014.

Portfolio Asset Quality

As of June 30, 2014, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$225.1 million or 25.1% of the total portfolio
Grade 2	$482.5 million or 53.7% of the total portfolio
Grade 3	$130.3 million or 14.5% of the total portfolio
Grade 4	$52.6 million or 5.9% of the total portfolio
Grade 5	$7.5 million or 0.8% of the total portfolio

At June 30, 2014, the weighted average loan grade of the portfolio at cost was 2.10 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.05 as of March 31, 2014 and 2.11 as of June 30, 2013. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of August 4, 2014, Hercules has:

a. Closed commitments of approximately $47.7 million to new and existing portfolio companies, and funded approximately $14.2 million since the close of the second quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $134.6 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2014 Closed Commitments(a)	$394.2
Q3-14 Closed Commitments (as of August 4, 2014)	$47.7
Pending Commitments (as of August 4, 2014)(b)	$134.6
Year-to-date 2014 Closed and Pending Commitments	$576.5

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In July 2014, Hercules portfolio company Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) and Hercules portfolio company Paratek Pharmaceuticals, Inc. entered into a definitive merger agreement under which the stockholders of Paratek will become the majority owners of Transcept and the operations of Transcept and Paratek will be combined.

3. In July 2014, approximately $33.9 million of the Convertible Senior Notes converted, and in August 2014, these Notes were settled with a combination of cash equal to the outstanding principal amount of the converted notes and approximately 921,000 shares of the Company’s common stock. An additional approximately $8,000 of the Convertible Senior Notes converted in August 2014, and will be settled in August 2014.

4. In July 2014, Hercules closed its underwritten public offering of $100 million in aggregate principal amount of its 6.25% senior notes due 2024 (the “2024 Notes”). The Company has listed the Notes on the New York Stock Exchange under the trading symbol “HTGX.” In August 2014, the underwriters issued notification to exercise their over-allotment option for an additional $3.0 million in aggregate principal amount of the 2024 Notes.

5. In August 2014, one Hercules portfolio company was acquired. This liquidity event represents a net gain of approximately $1.6 million, an internal rate of return of approximately 18.5% (excluding proceeds in escrow), and a gross multiple of approximately 3.0x on Hercules total investment in this portfolio company.

Conference Call

Hercules has scheduled its second quarter 2014 financial results conference call for August 7, 2014 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 75516831.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.4 billion to over 290 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Senior Notes due July 2024, which trade on the NYSE under the symbols “HTGZ”, “HTGY,” and “HTGX,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	June 30, 2014	December 31, 2013
Assets
Investments:
Non-control/Non-affiliate investments (cost of $980,524 and $891,059, respectively)	$983,952	$899,314
Affiliate investments (cost of $15,054 and $15,238, respectively)	7,393	10,981
Total investments, at value (cost of $995,577 and $906,297, respectively)	991,345	910,295
Cash and cash equivalents	116,008	268,368
Restricted cash	3,491	6,271
Interest receivable	8,700	8,962
Other assets	29,929	27,819
Total assets	$1,149,473	$1,221,715

Liabilities
Accounts payable and accrued liabilities	$10,393	$14,268
Long-term Liabilities (Convertible Senior Notes)	73,060	72,519
Asset-Backed Notes	46,547	89,557
2019 Notes	170,364	170,364
Long-term SBA Debentures	190,200	225,000
Total liabilities	$490,564	$571,708

Net assets consist of:
Common stock, par value	64	62
Capital in excess of par value	668,673	656,594
Unrealized appreciation (depreciation) on investments	(5,224)	3,598
Accumulated realized losses on investments	(7,897)	(15,240)
Unrealized net investment income	3,293	4,993
Total net assets	$658,909	$650,007
Total liabilities and net assets	$1,149,473	$1,221,715

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	63,251	61,837
Net asset value per share	$10.42	$10.51

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Investment income:
Interest Income
Non-Control/Non-Affiliate investments	$30,384	$29,780	$59,766	$58,099
Affiliate investments	152	514	1,616	1,124
Total interest income	30,536	30,294	61,382	59,223
Fees
Non-Control/Non-Affiliate investments	3,454	4,227	8,366	6,255
Affiliate investments	11	4	23	4
Total fees	3,465	4,231	8,389	6,259
Total investment income	34,001	34,525	69,771	65,482
Operating expenses:
Interest	6,534	7,570	13,682	15,202
Loan fees	1,091	1,191	3,167	2,269
General and administrative	2,126	2,403	4,587	4,655
Employee Compensation:
Compensation and benefits	3,233	4,164	7,454	7,962
Stock-based compensation	2,466	1,587	4,026	2,753
Total employee compensation	5,699	5,751	11,480	10,715
Total operating expenses	15,450	16,915	32,916	32,841
Net investment income	18,551	17,610	36,855	32,641

Net realized gain on investments
Non-Control/Non-Affiliate investments	2,470	2,192	7,343	4,184
Total net realized gain on investments	2,470	2,192	7,343	4,184

Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(4,378)	1,987	(5,418)	2,087
Affiliate investments	(3,452)	(910)	(3,404)	(1,344)
Total net unrealized appreciation (depreciation) on investments	(7,830)	1,077	(8,822)	743
Total net realized and unrealized gain (loss)	(5,360)	3,269	(1,479)	4,927
Net increase in net assets resulting from operations	13,191	20,879	35,376	37,568

Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.29	$0.59	$0.56

Change in net assets per common share:
Basic	$0.21	$0.34	$0.57	$0.65
Diluted	$0.20	$0.34	$0.55	$0.64

Weighted average shares outstanding
Basic	61,089	60,339	60,980	57,029
Diluted	62,588	61,145	62,642	57,802
Dividends declared per common share:
Basic	$0.31	$0.28	$0.62	$0.55

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended June 30,
	2014	2013
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	18,551	17,610
Dividends paid on unvested restricted shares (1)	(488)	(340)
Net investment income, net of dividends paid on unvested restricted shares	$18,063	$17,270

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.30	$0.29

Weighted average shares outstanding
Basic	61,089	60,339

	Three Months Ended June 30,
	2014	2013
Reconciliation of Change in Net Assets to Adjusted Change in Net Assets
Net increase in net assets resulting from operations	$13,191	$20,879
Dividends paid on unvested restricted shares (1)	(488)	(340)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$12,703	$20,539

Adjusted Change in net assets per common share (3)
Basic	$0.21	$0.34

Weighted average shares outstanding
Basic	61,089	60,339

(1) Unvested restricted shares as of the dividend record date in the second quarter of 2014 and 2013 was approximately 1.6 million and 1.3 million, respectively
(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.
(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted Change in Net Assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII and Adjusted Change in Net Assets affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended June 30,
Reconciliation of Net investment income to DNOI	2014	2013
Net investment income	$18,551	$17,610
Stock-based compensation	2,466	1,587
DNOI	$21,017	$19,197

DNOI per share-weighted average common shares
Basic	$0.34	$0.32

Weighted average shares outstanding
Basic	61,089	60,339

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

June 30, 2014
Total Debt	$480,172
Cash and cash equivalents	(116,008)
Numerator: net debt (total debt less cash and cash equivalents)	$364,164

Denominator: Total net assets	$658,909
Net Leverage Ratio	55.3%

Net leverage ratio is calculated by deducting the outstanding cash at June 30, 2014 of approximately $116.0 million from total debt of approximately $480.2 million divided by our total equity of approximately $658.9 million, resulting in a net leverage ratio of 55.3%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com